EXHIBIT 5.1

[DLA PIPER RUDNICK GRAY CARY US LLP LOGO]

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Baltimore, Maryland 21209-3600

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FAX (410) 580 3001

August 26, 2005

Laureate Education, Inc.

1001 Fleet Street

Baltimore, Maryland 21202

Ladies and Gentlemen:

We have acted as counsel to Laureate Education, Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”) registering under the Securities Act of 1933, as amended, 1,250,000 shares of the Company’s common stock, $0.01 par value, (“Common Stock”) that are issuable pursuant to the exercise of options and other awards granted under the Company’s 2005 Stock Incentive Plan, 500,000 shares of Common Stock that are issuable pursuant to the exercise of options and other awards granted under the Company’s 2003 Stock Incentive Plan, and 1,250,000 shares of Common Stock that are issuable pursuant to the exercise of options and other awards granted under the Company’s 1998 Stock Incentive Plan (collectively, the “Plan Shares”).  In that capacity, we have reviewed the charter and by-laws of the Company, the Registration Statement, the corporate action taken by the Company that provides for the issuance or delivery of the Plan Shares to be issued or delivered under the plans, and such other materials and matters as we have deemed necessary for the issuance of this opinion.

Based on the foregoing, it is our opinion that the Plan Shares have been duly authorized, and upon the issuance and delivery of the Plan Shares in the manner contemplated by the plans, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Plan Shares pursuant to the terms of the plans, including, without limitation, collection of any required payment for the Plan Shares, the Plan Shares will be validly issued, fully paid and nonassessable.

Our opinion set forth above is subject to the following general qualifications and assumptions:

(1)  The foregoing opinion is rendered as of the date hereof.  We assume no obligation to update or supplement this opinion if any laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

(2)  We have made no investigation as to, and we express no opinion concerning, any laws other than the laws of the State of Maryland.

(3)  We express no opinion as to compliance with the securities or “blue sky” laws or principles of conflict of laws of the State of Maryland or any other jurisdiction.

(4)  We assume that the issuance of the Plan Shares, together with any other outstanding shares of Common Stock, will not cause the Company to issue shares of Common Stock in excess of the number of such shares authorized by the Company’s charter.

(5)  This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm and to our opinion in the Registration Statement.

Very truly yours,

/s/ DLA Piper Rudnick Gray Cary US LLP